For Immediate Release
Citigroup Inc. (NYSE symbol: C)
July 24, 2009

CITIGROUP BOARD NAMES THREE NEW OUTSIDE DIRECTORS AND ANNOUNCES OTHER GOVERNANCE ACTIONS

New York – Citi's Board of Directors today announced three new outside directors.  In addition, the Board announced a new, non-executive Chair for Citibank, N.A., a new oversight committee for Citi Holdings and a new Chair of its Audit and Risk Management Committee.

The three new outside directors are:

•	Diana L. Taylor, the former Superintendent of Banks for the New York State Banking Department, and current Managing Director of Wolfensohn Capital Partners, a fund manager.

•	Timothy C. Collins, Chief Executive Officer of Ripplewood Holdings L.L.C., an investment firm that invests in financial services and other sectors.

•
Robert L. Joss, Ph.D., Dean and Philip H. Knight Professor of the Graduate School of Business at Stanford University, and former Chief Executive Officer and Managing Director of Westpac Banking Corporation Ltd.

The new directors, who will stand for election at Citi’s next Annual Meeting, bring the total on the Board to 17 members – only one of whom (Citigroup Chief Executive Officer Vikram S. Pandit) is a member of Citi management.

"The newly appointed directors are the latest additions to our group of exceptionally talented individuals,” said Richard Parsons, Chairman of the Citi Board.  “Like the other directors who have recently joined the Board, each brings deep and valuable experience in various dimensions of financial services.  Further, as we periodically rotate Board assignments, we will be able to take optimal advantage of the specific skills of each new director.”

Mr. Parsons added, "The newly constituted Board is an extraordinary resource for the Company as it works to build on Citi’s many strengths, address its challenges and capitalize on its great opportunities.  As in the past, the Board members will continue to work with Vikram and the management team as they implement Citi’s strategy and return the Company to sustained profitability and growth."

Other actions by the Citigroup Board include:

•
The Board announced that Jerry A. Grundhofer, who was elected at Citi’s 2009 Annual Meeting, will be the non-executive Chairman of the Board of Citibank, N.A. and that two additional Citigroup outside directors, Michael E. O’Neill and Anthony M. Santomero, will be directors of Citibank, N.A.  Mr. Grundhofer will replace Bill Rhodes, who will step down as Chairman and CEO of Citibank, N.A. as announced on July 9.  Mr. Rhodes will be Senior Vice Chairman of Citibank, N.A. and will remain on its Board.  As announced earlier, Mr. Rhodes will also continue to serve as Senior Vice Chairman of Citigroup, where he will focus more of his time on Citi’s strategically vital international franchise.  The Citibank, N.A. Board will thus consist of five outside directors of Citigroup (Messrs. Grundhofer, O’Neill, Ricciardi, Ryan and Santomero) and two internal directors (Messrs. McQuade and Rhodes).

•
The Board announced a new Citi Holdings Oversight Committee.  Michael E. O’Neill, who was elected at Citi’s 2009 Annual Meeting, will chair this Committee, which will oversee management’s strategy and execution for the disposition of Citi Holdings’ assets and businesses.  John M. Deutch will step off the Citibank, N.A. Board and the Citigroup Audit and Risk Management Committee so he can focus more of his attention on operations and technology matters, an area in which he has particular expertise, and will join the Citi Holdings Oversight Committee.  Ms. Taylor and Mr. Joss will also be members of this Committee.

•	The Board announced that Mr. Grundhofer will Chair the Audit and Risk Management Committee, replacing Mr. Deutch. Mr. Collins will join the Audit and Risk Management Committee.

All other Citigroup Board committee assignments remain unchanged.

Since Board committee rotations in July of last year, Citi has named a new independent chairman and appointed seven new outside directors, including the three outside directors announced today.  As stated in Citi's Proxy Statement, Corporate Governance Guidelines and committee charters, committee memberships and chairs rotate periodically.  Citi’s Board believes this process reflects its continued commitment to strong corporate governance practices and has committed to reviewing Board Committee chairs and membership each year.

Biographies of the Board appointees:

Diana L. Taylor

Ms. Taylor, 54, is the former Superintendent of Banks for the New York State Banking Department, and currently serves as Managing Director of Wolfensohn Capital Partners, a fund manager.  Earlier in her career, Ms. Taylor served as Chief Financial Officer of the Long Island Power Authority and Founding Partner and President of M.R. Beal & Company, a full service investment banking firm.  Ms. Taylor also held various executive positions with KeySpan Energy, Donaldson, Lufkin & Jenrette, Lehman Brothers Kuhn Loeb, Inc., and Smith Barney, Harris Upham & Co.  Currently, Ms. Taylor serves on the Board of Directors of Allianz Global Investors Fund Management, LLC, Brookfield Properties, LLC and Sotheby’s Holding, Inc.  Ms. Taylor earned a M.P.H. from Columbia University, an M.B.A. in Finance from Columbia University-Graduate School of Business and an A.B. in Economics from Dartmouth College.

Timothy C. Collins

Mr. Collins, 52, is Chief Executive Officer and Senior Managing Director of Ripplewood Holdings L.L.C., an investment firm that invests in a broad array of industries, including financial services, automotive, manufacturing, consumer and business services.  Previously, Mr. Collins held executive positions with Onex Corporation, Lazard Freres & Company, Booz Allen & Hamilton and Cummins Engine Company.  Currently, Mr. Collins serves on the Board of Directors of Reader's Digest Association, Inc., RHJ International, S.A., RSC Holdings, Inc., Commercial International Bank of Egypt and Weather Investments S.p.A.  Mr. Collins earned an M.B.A. from Yale University and a B.A. in Philosophy from DePauw University.

Robert L. Joss, Ph.D.

Mr. Joss, 68, is Dean and Philip H. Knight Professor of the Graduate School of Business at Stanford University.  Before Stanford, he was Chief Executive Officer and Managing Director of Westpac Banking Corporation Ltd.  Prior to Westpac, Mr. Joss held executive positions at Wells Fargo & Company, including Vice Chairman.  He also served as Deputy to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury.  Currently, Mr. Joss serves on the Board of Directors of Agilent Technologies, Inc., C.M. Capital Corporation, Macquarie DDR Trust and Makena Capital Management LLC.  He received his M.B.A. and Ph.D. in Finance from Stanford University and a B.A. in Economics from the University of Washington.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

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